AMENDMENT TO PURCHASE AGREEMENT

                    This AMENDMENT TO THE PURCHASE AGREEMENT (this "Agreement"), dated as of March 26, 2002, is by and among Point West Capital Corporation, a Delaware corporation (the "Seller") and Kildare Capital, Inc., a California corporation ("Purchaser"), regarding the sale and purchase of one hundred percent (100%) of the equity ownership of Point West Securities, LLC, a Delaware limited liability company (the "Company").

                    A. WHEREAS, Seller is the owner of all the member interests ("Interests") of the Company;

                    B. WHEREAS, the Company is a broker-dealer registered with the United States Securities and Exchange Commission (the "SEC") pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in good standing with the National Association of Securities Dealers as a member thereof and is authorized to conduct business as a broker-dealer; and

                    C. WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Interests on the terms and conditions set forth below.

                    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties do mutually covenant and agree as follows:

                    1.1 Purchaser agrees to surrender all termination rights which were granted in Article 7 Section (b) Subsection (i) on the Purchase Agreement dates 12/31/01. Termination would only occur under this subsection if the NASD or another Regulatory Body rejects the application for Kildare Capital.

                    IN WITNESS WHEREOF, the parties have executed this Amendment to Purchase Agreement as of the date first written above.